Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.01 per share	Rule 457(c) and (h)	44,040,000(2)	$1.51(3)	$66,500,400	0.00014760	$9,815.46

Total Offering Amounts					$66,500,400		$9,815.46

Total Fee Offsets							N/A

Net Fee Due							$9,815.46

(1)

In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional shares of the Registrant’s common stock, $0.01 par value per share (the “Common Stock”) which become issuable under Clear Channel Outdoor Holdings, Inc.’s 2012 Third Amended and Restated Stock Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of outstanding common stock.

(2)

Represents additional shares of Common Stock reserved and available for delivery with respect to awards issued under the Plan, which include shares of Common Stock that may again become available for delivery with respect to awards under the Plan pursuant to the share counting, share recycling and other terms and conditions of the Plan.

(3)

Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $1.51 per share represents the average of the high and low sales prices of the common stock as reported on the New York Stock Exchange on May 21, 2024, which date is within five business days prior to the filing of this Registration Statement.